Exhibit 99.1

Invesco Mortgage Capital Appoints Veteran Fixed Income and Business Development Strategist Stephanie J. Larosiliere to Board of Directors to Strengthen Stockholder Engagement and Alignment

Investor Relations Contact: Gregory Seals, 404-439-3323

Atlanta - March 10, 2026 -- Invesco Mortgage Capital Inc. (the “Company”) (NYSE: IVR) is pleased to announce that Stephanie J. Larosiliere, a veteran fixed income expert with more than two decades of industry experience, has joined its Board of Directors as an executive director, effective March 6, 2026.

As Head of Business Strategy and Development for Invesco Ltd. Fixed Income in North America & APAC, Ms. Larosiliere leads a team of client portfolio professionals responsible for strategic business development, including the strategic commercialization of fixed-income products.

“We are pleased to welcome Stephanie to our Board,” said Don Liu, Chair of the Company’s Board of Directors. “Stephanie’s deep experience in fixed income markets and institutional investor engagement uniquely positions her to make an immediate and meaningful impact at Invesco Mortgage Capital.”

“Stephanie’s expertise in this space and ability to identify emerging trends and developments will help ensure we remain aligned with our investors as we move forward,” continued Mr. Liu, adding that “this appointment highlights the Company’s commitment to foster investor engagement and communications.”

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that primarily focuses on investing in, financing and managing mortgage-backed securities and other mortgage-related assets. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a registered investment adviser and an indirect, wholly-owned subsidiary of Invesco Ltd., a leading independent global investment management firm. Additional information is available at www.invescomortgagecapital.com.

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